      As filed with the Securities and Exchange Commission on November 26, 1997
                                                   Registration No. ___________
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            -----------------------

                            MISSION WEST PROPERTIES
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


      CALIFORNIA                                       952635431
(STATE OR OTHER JURISDICTION                        (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NO.)

                                                     CARL E. BERG
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                               MISSION WEST PROPERTIES
   10050 BANDLEY DRIVE                            10050 BANDLEY DRIVE
CUPERTINO, CALIFORNIA  95014-2188         CUPERTINO, CALIFORNIA  95014-2188
    (408) 725-0700                                  (408) 725-0700
(Address including zip code,                (Address including zip code,
and telephone number, including              and telephone number, including
area code, of registrant's                   area code, of registrant's
principal executive offices)                 principal executive offices)

                            -----------------------

                                 COPIES TO:
                               ALAN B. KALIN
                            GRAHAM & JAMES LLP
                              600 HANSEN WAY
                      PALO ALTO, CALIFORNIA  94304-1043

                            -----------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable following the effectiveness of this Registration
Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / / _________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
=========================================================================================
TITLE OF EACH CLASS        AMOUNT TO BE  PROPOSED MAXIMUM  PROPOSED MAXIMUM   AMOUNT OF
OF SECURITIES TO BE         REGISTERED    OFFERING PRICE      AGGREGATE      REGISTRATION
  REGISTERED                                PER SHARE       OFFERING PRICE       FEE
Common Stock (no par value)  1,449,995      $4.50 (1)        $6,524,978 (1)   $1,977 (2)
=========================================================================================
(1)  Estimated solely for the purpose of calculating the registration fee on the basis of the price paid by purchasers in the Company's most recent sale of
Common Stock in a private placement.

(2) Calculated pursuant to Rule 457(a) on the basis of the price paid by purchasers in the most recent sale of the Company's Common Stock in a private placement which price is higher than the closing price of the Common Stock on October 17, 1997 prior to the halt in trading.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
==========================================================================

                   INDEX TO EXHIBITS ON PAGE II-5.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 26, 1997


                                  PROSPECTUS

                            MISSION WEST PROPERTIES
                       1,449,995 Shares of Common Stock
                                 No par value

     This Prospectus relates to 1,449,995 shares (the "Shares") of Common Stock, no par value, (the "Common Stock") of Mission West Properties (the "Company") which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). The Shares may be offered through brokers and dealers to be selected by the Selling Shareholder(s), and may be offered for sale through the American Stock Exchange (the "AMEX") or the Pacific Exchange Incorporated (the "PSE") pursuant to the Registration Statement of which this Prospectus is a part, pursuant to Rule 144, in negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear certain expenses, including the fees and costs of preparing, filing and keeping effective the registration statement of which this Prospectus is a part (other than selling commissions and fees and expenses of counsel and other advisors to the Selling Shareholders), in connection with the registration of the Shares.

     The Common Stock of the Company is listed on the AMEX and the PSE, under the symbol "MSW". On October 17, 1997, the closing price of the Common Stock, as quoted on the AMEX, was $3.38.

                                 ____________

     THE SHARES INVOLVE A HIGH DEGREE OF RISK.  SEE "RISK FACTORS"
                             BEGINNING ON PAGE 3.
                                 ____________

     The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act.

          THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is  November _, 1997.

                             AVAILABLE INFORMATION

     Mission West Properties (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission ("http://www.sec.gov"). Such reports, proxy statements and other information may also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York, and the Pacific Exchange Incorporated, 115 Sansome Street, 8th Floor, San Francisco, California.


                     INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

1. The Company's Annual Report on Form 10-K for the fiscal year ended November 30, 1996.

2. The Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1997.

3.   The Company's Quarterly Report on Form 10-Q for the quarter ended May 31,
1997.

4. The Company's Quarterly Report on Form 10-Q for the quarter ended August 31, 1997.

5.   The Company's Current Report on Form 8-K filed September 17, 1997.

6. The description of the Company's Common Stock contained in the Company's registration statement on Form S-8 filed with the Securities and Exchange Commission on May 17, 1991 (Registration #33-40664).

     The above-listed documents are on file with the Commission and are incorporated in this Prospectus by reference and made a part hereof. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock hereunder shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in this Prospectus, any Prospectus supplement or in a document incorporated by reference shall be deemed modified or superseded to the extent that a statement contained in any Prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Company will cause to be furnished without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a complete copy of the above referenced Form 10-K or Form 10-Q or other documents filed under the Exchange Act. Requests should be addressed to:
Mission West Properties, 10050 Bandley Drive, Cupertino, CA  95014; telephone:
(408) 725-0700.

                                  THE COMPANY

     The Company has historically been engaged in developing, owning, operating and selling income-producing real estate located principally in Southern California, but it completed the sale of its entire real estate portfolio in January and May 1997. The Company recently raised $5,625,000 through the private placement of Common Stock and intends to continue its real estate operations by acquiring other properties. See "Risk Factors" and "Recent Developments."

     A controlling interest in the Company was sold to a group of private investors led by Berg & Berg Enterprises, Inc. (the "Berg Group") in September 1997. On September 2, 1997, all officers and directors of the Company resigned, and the Berg Group appointed officers and directors to serve until the next annual meeting at which directors are elected.

     The principal executive offices of the Company are located at 10050 Bandley Drive, Cupertino, California 95014 (Telephone: (408) 725-0700).

                                 RISK FACTORS

     In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment decision concerning the Common Stock. This Prospectus contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). In accordance with the Reform Act, cautionary statements set forth below and additional cautionary statements contained in the section entitled "Liquidity and Capital Resources" in the Company's Form 10-Q for the quarter ended August 31, 1997 pertain to these forward looking statements. Those cautionary statements identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends.

LACK OF OPERATING HISTORY

     As a consequence of the sale of all of the Company's previous real estate holdings during the first half of 1997 and the change in control effected by the Berg Group in September 1997, the Company as it currently exists does not have an operating history on which an evaluation of the Company and its prospects can be based. Therefore, the Company's reports filed pursuant to the Exchange Act and incorporated herein by reference are not relevant to an evaluation of the Company. There can be no assurance that the Company as it is currently comprised will be successful in its attempts to engage in the business of developing, owning, and operating income-producing real estate, and there can be no assurance that the Company will achieve or sustain profitability.

TRADING OF COMMON STOCK ON THE AMEX; LIMITED PUBLIC DISTRIBUTION AND REDUCED MARKET VALUE SUBJECT TO THIS REGISTRATION STATEMENT

     The Common Stock is listed on the AMEX and the PSE. The AMEX halted trading in the Common Stock at the opening of trading on October 20, 1997, prior to a $3.30 special distribution paid to shareholders of record as of August 28, 1997 which occurred on October 21, 1997 (the "October Distribution"). The closing price of the Common Stock on October 17, 1997, the last day of trading prior to the halt, was $3.38.

     Primarily due to the October Distribution, the Company's assets decreased significantly, and shareholders' equity fell below the minimum guidelines set by the AMEX. The AMEX considers suspending dealings in or removing from listing securities of an issuer if the number of publicly held shares is less than 200,000 (excluding shares held by officers, directors, controlling shareholders or other family or concentrated holdings), if the total number of public shareholders is less than 300, or if the aggregate market value of publicly held shares is less than $1,000,000. Subject to the registration of the

Shares, the Company lacks an adequate number of publicly held shares and has insufficient market value, or "float," for continued listing on the AMEX. To increase the price per share of the Common Stock, raise funds and increase assets and shareholders' equity, at a special meeting of shareholders held on November 10, 1997, the shareholders of the Company approved a 1 for 30 reverse stock split (the "Reverse Split") and the sale of 1,250,000 newly issued shares of Common Stock at $4.50 per share in a private placement offering. Although the Company believes that trading will resume in early December 1997, there can be no assurance that the Company will continue to meet the AMEX listing requirements, nor can there be any assurance that the AMEX will continue trading of the Common Stock. The Shares offered hereby may only be sold on the AMEX or PSE upon resumption of trading of the Common Stock by the AMEX.

VOLATILITY OF STOCK PRICE; SUBSEQUENT SALES OF COMMON STOCK AT $4.50 PER SHARE

     The price of the Common Stock has fluctuated due to the sale of the Company's revenue-generating assets, several distributions paid to shareholders in connection therewith and other factors. The Board of Directors of the Company has determined that until the Company has acquired operating properties or other assets which will generate reportable income and funds from operations, all issuances of Common Stock and transactions involving the actual or contingent issuance of equity securities of the Company shall be effected at a price of $4.50 per share, or the equivalent thereof. The Company believes that factors such as announcements of real property acquisitions by the Company, conditions in the real estate market generally and conditions in the economy could cause the price of the Common Stock to fluctuate, perhaps substantially.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                           THE SELLING SHAREHOLDERS

     The following table sets forth the name and the number of shares of Common Stock beneficially owned by the Selling Shareholders as of November 12, 1997, the number of Shares to be offered by the Selling Shareholders and the number and percentage of shares to be owned beneficially by the Selling Shareholders if all of the Shares offered hereby by the Selling Shareholders are sold as described herein. Except as otherwise described below, the Selling Shareholders have not held any office with, been employed by, or otherwise had a material relationship with, the Company or its affiliates since November 12, 1994.

                             Shares of Common Stock      Number of Shares of       Percentage of
                             Beneficially Owned Before   Common Stock Offered    Outstanding Shares of
Name of Selling Shareholder         Offering                   Hereby             Common Stock After
---------------------------  -------------------------   ---------------------   ----------------------
                                                                                     Offering(1)
                                                                                     -----------
Bruce Aalgaard                         2,220                    2,220                     *

Mike Aalgaard                          2,220                    2,220                     *

Thelmer G. Aalgaard (2)               82,973(3)                82,973                     *

John J. Bartko (IRA)                  12,333                   12,333                     *

Berg & Berg Enterprises, Inc. (4)     27,333                   27,333                     *

Carl E. Berg, Trustee, Berg &
Berg Profit Sharing Plan FBO
Brian Aalgaard Dated 1/1/84           11,112(5)                11,112                     *

Carl E. Berg, Trustee, Berg &
Berg Profit Sharing Plan FBO
Sandy Stevens dated
1/1/84 1997 Contribution               1,066                    1,066                     *

J. Frederick Berg, Jr.                10,000                   10,000                     *

Ilan Bender                           33,334                   33,334                     *

Ron Bender                            11,112                   11,112                     *

Hans Besmer                           13,334                   13,334                     *

John C. Bolger                        22,222                   22,222                     *

Douglas Broyles                       12,333                   12,333                     *

-----------------------
(1) Less than one percent of outstanding shares of Common Stock indicated by "*".

(2) Mr. Aalgaard is a director and employee of Berg & Berg Enterprises, Inc.

(3) Includes (i) 33,400 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, (ii) 4,160 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Thelmer G. Aalgaard Dated 1/1/84, 1997 Contribution, and (iii) 2,220 shares held of record by Thelmer G. Aalgaard, Custodian, Rachel Michaels, Under the California Uniform Gifts to Minor Act.

(4) Carl E. Berg, an officer and director of Berg & Berg Enterprises, Inc., is also an officer and director of the Company.

(5) Includes 2,112 shares held of record by Carl E. Berg, Trustee, Berg & Berg Profit Sharing Plan FBO Brian Aalgaard Dated 1/1/84, 1997 Contribution.

                             Shares of Common Stock      Number of Shares of       Percentage of
                             Beneficially Owned Before   Common Stock Offered    Outstanding Shares of
Name of Selling Shareholder         Offering                   Hereby             Common Stock After
---------------------------  -------------------------   ---------------------   ----------------------
                                                                                     Offering(1)
                                                                                     -----------
David M. Butze IRA Acct
# 81 8-73-D81                         20,000(6)                20,000                     *

Monika Kopp Butze UTA
Charles Schwab & Co., Inc.
IRA Rollover DTD 8/2/95,
Acct # SR 2003-6975                   20,000(7)                20,000                     *

Keith L. Cocita(8)                    10,000                   10,000                     *

Myron Crawford, IRA                   28,880                   28,880

Richard F. Hill(8A)                    6,667                    6,667                     *

Alan H. Huggins                       22,200                   22,200                     *

Patrick W. Hurley                     30,333                   30,333                     *

Alan B. Kalin                         12,333(9)                12,333                     *

Donald J. Karp                        15,000                   15,000                     *

Roger S. Kirk (10)                    34,556                   34,556                     *

Michael L. Knapp(11)                  34,733(12)               34,733                     *

Ronald S. Lesniak(12A)                11,112                   11,112                     *

Mark Lewis                            12,333                   12,333                     *

Dale W. & Patricia Mahon              22,200                   22,200                     *

William J. Masuda                     22,223(13)               22,223                     *

J & V Menache Revocable Trust
U/A DTD 8/26/97                        5,550                    5,550                     *


-------------------

(6) Includes 17,000 shares held of record by Monika Kopp Butze UTA Charles Schwab & Co., Inc. IRA Rollover DTD 8/2/95 Acct # SR 2003-6975 of which Mr. Butze may be deemed the beneficial owner.

(7) Includes 3,000 shares held of record by David M. Butze of which Ms. Butze may be deemed the beneficial owner.

(8) Mr. Cocita is a director of the Company and is the president and a director of X-cyte, Inc., an affiliate of Carl E. Berg.

(8A) Mr. Hill is the chief financial officer of Teledex Corporation, an affiliate of Carl E. Berg.

(9) Includes 6,667 shares held of record by Al Ladhams or Rod Fujii, Trustees for the Graham & James LLP Profit Sharing Plan FBO Alan B. Kalin.

(10) Mr. Kirk is a director of the Company, and is a general partner in certain partnerships in which affiliates of Carl E. Berg also are general partners.

(11) Mr. Knapp is an officer and director of the Company and an officer and employee of Berg & Berg Enterprises, Inc.

(12) Includes (i) 3,333 shares held of record by Carl E. Berg, Trustee, Berg & Berg Enterprises, Inc. 401K FBO Michael L. Knapp Dated 1/1/84, (ii) 2,000 shares held of record by Michael L. Knapp, Custodian, Ryan Michael Knapp Under the California Uniform Gifts to Minor Act, and (iii) 2,000 shares held of record by Michael L. Knapp, Custodian, Kayla Marie Knapp Under the California Uniform Gifts to Minor Act.

(12A) Mr. Lesniak is the president and a director of Teledex Corporation Corporation, an affiliate of Carl E. Berg.

(13) Includes (i) 10,000 shares held of record by IRA FBO William J. Masuda DLISC As Custodian Rollover Account and (ii) 12,223 shares held of record by IRA FBO William J. Masuda DLISC As Custodian.

                             Shares of Common Stock      Number of Shares of       Percentage of
                             Beneficially Owned Before   Common Stock Offered    Outstanding Shares of
Name of Selling Shareholder         Offering                   Hereby             Common Stock After
---------------------------  -------------------------   ---------------------   ----------------------
                                                                                     Offering(1)
                                                                                     -----------
Eric A. McAfee                        70,000                   70,000                     *

Renee Michaels                         2,220                    2,220                     *

John S. Moran                         20,000                   20,000                     *

Donald E. Morris, Jr., The
Morris Family Trust
Dated 3/27/89                          5,556                    5,556                     *

New Currents                           2,223                    2,223                     *

Michael J. and Sonya O'Rosky(14)      21,300(15)               21,300                     *

Adrianna Parker                        4,445                    4,445                     *

Leonard C. Perham                     34,833                   34,833                     *

Duane Rayburn                         33,334                   33,334                     *

Calvin L. and Linda Eng,
Reed TR UA 09/26/95
Revocable Living Trust                23,433                   23,433                     *

Robert S. & Julia G. Reis
Trust Agreement
Dated July 3, 1996                    22,200                   22,200                     *

D.M. Laurice & M.M. Rosati
Trustees, WSGR
Retirement Plan FBO
Robert P. Feldman                     10,000                   10,000                     *

Todd Rothbard                          5,556                    5,556                     *

Robert M. Rowland                     13,334                   13,334                     *

Joel G. Sakamoto                      30,000                   30,000                     *

John D. Salera                        20,000(16)               20,000                     *

January S. Scarpino                   11,000                   11,000                     *

Robert Snyder                         15,556                   15,556                     *

Annemarie Staepelaere                 16,500(17)               16,500                     *

--------------------

(14) Mr. O'Rosky is a director of the Company and an employee of Berg & Berg Enterprises, Inc. Mr. O'Rosky is also the son-in-law of Clyde J. Berg, a director of Berg & Berg Enterprises, Inc. and brother of Carl E. Berg.

(15) Includes (i) 4,000 shares held of record by Michael J. O'Rosky, Custodian, Mason Michael O'Rosky, Under the California Uniform Gifts to Minor Act and (ii) 4,000 shares held of record by Michael J. O'Rosky, Custodian, Hannah Rae O'Rosky, Under the California Uniform Gifts to Minor Act.

(16) Includes 12,000 shares held of record by John D. Salera UTA Charles Schwab & Company, Inc. SEP IRA Dated 4/11/93 Acct # 7752-7649 and 8,000 shares held of record by John D. Salera UTA Charles Schwab & Company, Inc. IRA R/O Dated 7/3/91 Acct # 7752-7652.

(17) Does not include (i) 8,156 shares held of record by Raymond L. Staepelaere and (ii) 22,222 shares held of record by VFTC-Custodian IRA Raymond L. Staepelaere Acct # 9867961164 of which Ms. Staepelaere may be deemed to be the beneficial owner.

                             Shares of Common Stock      Number of Shares of       Percentage of
                             Beneficially Owned Before   Common Stock Offered    Outstanding Shares of
Name of Selling Shareholder         Offering                   Hereby             Common Stock After
---------------------------  -------------------------   ---------------------   ----------------------
                                                                                     Offering(1)
                                                                                     -----------
David J. Staepelaere                  16,500                    16,500                    *

Raymond L. Staepelaere                30,378(18)                30,378

Daniel B. Stern                       11,000                    11,000                    *

Jeffrey B. Stern                      11,000                    11,000                    *

Kenneth B. Stern                      11,000                    11,000

Lee B. Stern                          11,000                    11,000                    *

Steve J. Stevens                      19,556(19)                19,556                    *

Gary R. Sitzmann IRA
Rollover, Custodian
Painewebber                           16,667                    16,667                    *

Richard T. Tarrant (IRA)              12,333                    12,333                    *

Thomas B. Taylor                      14,400                    14,400                    *

Bert Valdez                           44,446(20)                44,446                    *

Curtis Valdez                          4,445                     4,445                    *

Russel Valdez                          4,445                     4,445

Karen S. Vorster                       5,000                     5,000                    *

Carl E. Warden                       117,333(21)               117,333                    *

Gordon F. Webb                        22,212                    22,212                    *

Roland M. Webb                        33,334                    33,334                    *

Roy A. Wright (IRA)                   12,333                    12,333                    *


------------------

(18) Includes 22,222 shares held of record by VFTC-Custodian IRA Raymond L. Staepelaere Acct # 9867961464. Does not include 16,500 shares held of record by Annemarie Staepelaere of which Mr. Staepelaere may be deemed the beneficial owner. Mr. Staepelaere is a general partner in certain partnerships in which Carl E. Berg or his affiliates also are general partners.

(19) Includes (i) 4,889 shares held of record by Steve J. Stevens IRA, Raymond James & Assoc. Inc., Custodian, Acct # 71094810 and (ii) 14,667 shares held of record by Steve J. Stevens & Adeline L. Stevens JT/WROS.

(20) Includes (i) 16,667 shares held of record by A&B Companies 401K Savings Plan, Bert Valdez, Trustee, (ii) 5,556 shares held of record by A&B Painting West, Inc., Attn: Bert Valdez, and (iii) 22,223 shares held of record by Bert
B. & Adrena F. Valdez Revocable Trust Dated 6/21/78. Does not include 4,445 shares held of record by Curtis Valdez and 4,445 shares held of record by Russel Valdez of which Mr. Valdez may be deemed to the beneficial owner.

(21) Includes 9,333 shares held of record by Carl E. Warden SEP/IRA.

                             Shares of Common Stock      Number of Shares of       Percentage of
                             Beneficially Owned Before   Common Stock Offered    Outstanding Shares of
Name of Selling Shareholder         Offering                   Hereby             Common Stock After
---------------------------  -------------------------   ---------------------   ----------------------
                                                                                     Offering(1)
                                                                                     -----------
Robert L. and Sharon K. Yoerg        111,111(22)              111,111                     *

James R. & Sherri Zorn                21,300(23)               21,300                     *

Steve Zungul                          29,000(24)               29,000                     *


     Certain of the Selling Shareholders have entered into a Voting Rights Agreements covering all of the Shares acquired pursuant to a Stock Purchase Agreement, dated May 27, 1997, as amended July 2, 1997, by and among the Company and the purchasers named therein, and a Stock Purchase Agreement, dated November 12, 1997, by and among the Company and the purchasers named therein. Each such Selling Shareholder has agreed to vote such Selling Shareholder's Shares as directed by Carl Berg, on behalf of Berg & Berg Enterprises, Inc. The Voting Rights Agreements terminate at the earliest of the following dates: (i) upon any sale of the Shares pursuant to a registration statement declared effective under the Securities Act, but only as to the Shares so sold; (ii) upon the sale of the Shares pursuant to Rule 144 promulgated under the Securities Act, but only as to the Shares so sold; or (iii) two years after the effective date of the Voting Rights Agreements. Each certificate representing Shares subject to the Voting Rights Agreement is imprinted with a legend substantially similar to the following: "The shares represented by this certificate are subject to the terms and conditions of a Voting Rights Agreement, dated as of November 12, 1997, all the terms of which are incorporated herein by reference. The Voting Rights Agreement shall terminate or become inapplicable as to shares represented by this certificate under the circumstances described therein. A copy of such Agreement may be obtained without charge upon written request to the Company at its principal place of business."

                             PLAN OF DISTRIBUTION

     The Selling Shareholders may offer their Shares at various times in one or more of the following transactions:

     - on any of the United States securities exchanges where the Common Stock is listed and traded, include the AMEX and the PSE upon resumption of trading of the Common Stock;
     - in the over-the-counter market;
     - in transactions other than on such exchanges or in the over-the-counter market;
     - in connection with short sales of the Shares;


--------------------

(22) Includes (i) 55,556 shares held of record by Robert L. Yoerg M.D. Trustee, Robert L. Yoerg Professional Corporation Pension Plan and (ii) 11,111 shares held of record by Sharon K. Yoerg, Custodian, Elizabeth A. Yoerg, Under the California Uniform Gifts to Minors Act.

(23) Includes 4,000 shares held of record by Kristen A. Zorn, Custodian James
R. Zorn Under the Texas Uniform Gifts to Minor Act and 4,000 shares held of record by Reagan E. Zorn, Custodian James R. Zorn, Under the Texas Uniform Gifts to Minor Act.

(24) Includes (i) 1,000 shares held of record by Steve Zungul, Custodian, Chris Alvidrez-Oliver, Under the Uniform Gifts to Minor Act, (ii) 1,000 shares held of record by Steve Zungul, Custodian, Matt Alvidrez-Oliver, Under the California Uniform Gifts to Minor Act, (iii) 1,000 shares held of record by Steve Zungul, Custodian Lorenza Sashka Zungul Under the Uniform Gifts to Minor Act, and (iv) 1,000 shares held of record by Steve Zungul, Custodian, Marcos Zungul, Under the California Uniform Gifts to Minor Act.

     - by pledge to secure debts and other obligations;
     - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
     - in a combination of any of the above transactions.

     The Selling Shareholders may sell the Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     Affiliates of the Company who are Selling Shareholders, including Berg & Berg Enterprises, Inc. and its affiliates, and certain officers and directors of the Company have represented to the Company that they will not, directly or indirectly, bid for, purchase or attempt to induce any person to bid for or purchase shares of Common Stock in violation of Rule 102(a) of Regulation M promulgated by the Commission.

     The Selling Shareholders may use broker-dealers to sell the Shares. If this happens, broker-dealers will either receive discounts or commissions from the Selling Shareholders, or they will receive commissions from purchasers of Shares for whom they acted as agents.

                              RECENT DEVELOPMENTS

     HALT IN TRADING OF THE COMMON STOCK. In connection with the October Distribution, the AMEX halted trading of the Common Stock at the opening of trading on October 20, 1997. The last day of trading prior to the halt was October 17, 1997. The closing price of the Common Stock on October 17, 1997 was $3.38. The Company believes that by effecting the Reverse Split, completing the private placement of 1,250,000 shares of Common Stock and registering the Shares for resale under this Prospectus trading of the Common Stock will resume. However, there can be no assurance that trading will resume and continue or that the price of the Common Stock will increase due to the Company's recent efforts to increase the price per share of the Common Stock and increase the assets of the Company. See "Risk Factors -- Trading of Common Stock on the AMEX; Limited Public Distribution and Reduced Market Value Subject to this Registration Statement."

     AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION; REVERSE SPLIT; ODD-LOT TENDER OFFER. On November 10, 1997, following the approval by the Company's shareholders at a special meeting, the Company filed Amended and Restated Articles of Incorporation which effected the Reverse Split, increased the number of shares of Common Stock to 200,000,000 (post-Reverse Split), authorized 20,000,000 shares of undesignated preferred stock and authorized the Company to issue convertible debt when and as determined by the board of directors of the Company.

     The number of shares of the Common Stock publicly held following the Reverse Split was reduced to approximately 51,000 shares. Subject to the registration of the Shares, the Company may lack an adequate number of publicly held shares and has insufficient market value or "float" for continued listing on the AMEX. See "-- Private Placements" and "Risk Factors -- Trading of Common Stock on the AMEX; Limited Public Distribution and Reduced Market Value Subject to this Registration Statement."

     Following the Reverse Split, some shareholders of the Company will hold "odd-lots" of less than 100 shares. Because brokerage commissions and other costs of transactions in such odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares, the Company has commenced an odd-lot tender offer pursuant to the exemption afforded by Rule 13e-4(h)(5) promulgated by the Commission pursuant to Section 13(e)(2) of the Exchange Act. The odd-lot tender offer is open to all holders of less than 100 shares and the Company will pay $4.50 per share for each share of Common Stock purchased pursuant to the odd-lot tender offer (post-Reverse Split).

     Letters of Transmittal including instructions on exchange of stock certificates in connection with the Reverse Split and purchase of odd-lots in connection with the odd-lot tender offer will be disseminated to all holders of the Common Stock.

     PRIVATE PLACEMENTS. On September 2, 1997, the Company completed the sale of 6,000,000 shares of Common Stock at a price per share of $0.15, with aggregate proceeds to the Company of $900,000. The sale was exempt from registration in accordance with Rule 506 of Regulation D promulgated by the Commission under Section 4(2) of the Securities Act. That transaction effected a change in control of the Company.

     On November 12, 1997, following the Reverse Split, the Company completed the private placement of 1,250,000 shares at a price per share of $4.50, with aggregate proceeds to the Company of $5,625,000. The sale was exempt from registration in accordance with Rule 506 of Regulation D. That private placement was conducted in order to increase the Company's cash and total assets and shareholders' equity and to increase the number of shares of Common Stock outstanding following the Reverse Split.

     CHANGE IN FISCAL YEAR END. In an action by unanimous written consent, the Company's Board of Directors has changed the Company's fiscal year end from November 30 to December 31.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Graham & James LLP, Palo Alto, California, counsel to the Company. Alan B. Kalin, a partner in Graham & James LLP, owns 12,333 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended November 30, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


             DISCLOSURE OF COMMISSION POSITION  ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

     Section 317 of the California General Corporations Law ("CGCL") provides that a corporation may indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advancement for expenses incurred) arising under the Securities Act.
Article 5 of the Company's Amended and Restated Articles of Incorporation authorizes the Company to indemnify present or former directors, officers, employee or other agents of the Company, or a person serving in a similar capacity in another organization at the request of the Company, through bylaw, agreement or otherwise, in excess of the indemnity expressly permitted by Section 317 of the CGCL, provided that agents may not be indemnified for any acts or omissions or as to any circumstances for which indemnity is expressly prohibited by Section 317 of the CGCL. In addition, the liability of directors of the Company for monetary damages is eliminated to the fullest extent permissible under the laws of California. The Company's Bylaws also provide that the agents of the corporation are indemnified and held harmless from all liability arising from or related to a breach of duty to the corporation or its shareholders, which indemnification will not be exclusive of any other rights to which agents of the Company may be entitled under any other provision of the Bylaws, agreements, vote of shareholders or disinterested directors or pursuant to the laws of the State of California.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             TABLE OF CONTENTS


                                                                     Page
                                                                     ----

AVAILABLE INFORMATION..............................................     2
INFORMATION INCORPORATED BY REFERENCE..............................     2
THE COMPANY........................................................     3
RISK FACTORS.......................................................     3
USE OF PROCEEDS....................................................     4
THE SELLING SHAREHOLDERS...........................................     5
PLAN OF DISTRIBUTION...............................................     9
RECENT DEVELOPMENTS................................................    10
LEGAL MATTERS......................................................    11
EXPERTS............................................................    11
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
  FOR SECURITIES ACT LIABILITIES...................................    11
INFORMATION NOT REQUIRED IN PROSPECTUS.............................  II-1
SIGNATURES.........................................................  II-4
INDEX TO EXHIBITS..................................................  II-5

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission Registration Fee........    $ 1,977
Legal fees and expenses*...................................    $ 7,500
Accounting fees and expenses*..............................    $ 8,400
Printing expenses/Transfer agent's fees*...................    $ 7,000
       Total*..............................................    $24,877

---------------

*  Estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporations Law ("CGCL") provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

     Article 5 of the Company's Amended and Restated Articles of
Incorporation provides as follows:

       The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under the laws of California.

          (a) Whether by bylaw, agreement or otherwise, the agents of this corporation may be provided indemnity by this corporation in excess of the indemnity expressly permitted by Section 317 of the California Corporations Code for those agents of this corporation for breach of duty to this corporation and its stockholders provided, however, that an agent may not be indemnified for any acts or omissions or transactions from which a director may not be relieved of liability pursuant to this Article or as to circumstances in which indemnify is expressly prohibited by Section 317 of the CGCL.

          (b) As used in this Article the term "agents" includes any person who is or was a director, officer, employee or other agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was the predecessor corporation of this corporation or of another enterprise at the request of such predecessor corporation.

     Section 5.11 of the Company's Bylaws provides as follows:

       5.11.1 The agents of the corporation are hereby indemnified and held harmless from all liability arising from or related to a breach of duty to the corporation of its stockholders.

       5.11.2 The indemnification provided in the foregoing paragraph is not exclusive of any other rights which the agents of the corporation may be entitled under any other provision of these bylaws, agreement, vote of shareholders or disinterested directors or otherwise, or pursuant to the laws of California. Such indemnification shall continue as to a person who has ceased to be an agent and shall inure to the benefit of the heirs, executors and administrators of the person. Nothing contained in the foregoing paragraph 5.11.1 above shall affect any right to indemnification to which persons other than agents of the corporation are entitled by agreement or otherwise.

       5.11.3 As used in the foregoing paragraphs the term "agents" includes any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

ITEM 16.  EXHIBITS.

  3.1     Amended and Restated Articles of Incorporation filed November 10,
          1997
  3.2.1*  Bylaws, as amended
  3.2.2   Certificate of Amendment to Bylaws, effective as of August 5, 1997.
  5.1     Opinion of Counsel as to legality of Common Stock
 10.1**   1997 Stock Option Plan
 10.2+    Voting Rights Agreement, dated August 4, 1997 by and among Berg
          & Berg Enterprises, Inc. and certain purchasers of the Company's Common Stock
 10.3 Voting Rights Agreement, dated November 12, 1997 by and among Berg & Berg Enterprises, Inc. and certain purchasers of the Company's Common Stock
 23.1     Consent of Independent Accountants
 23.2 Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
 24.1 Power of Attorney (included in the signature page to the Registration Statement)
 99.1** Stock Purchase Agreement, dated November 12, 1997 by and among the Company and the purchasers named therein
 99.2++ Stock Purchase Agreement, dated May 27, 1997, as amended July 2, 1997 by and among the Company and the purchasers named therein
 99.3     Updated Selected Consolidated Financial Data


* Previously filed with the Commission on May 17, 1991 as an exhibit to the Company's Registration Statement (Registration #33-40664).
** Previously filed with the Commission on October 21, 1997 as an exhibit to the Company's Schedule 14A.
+ Previously filed with the Commission on September 17, 1997 as an exhibit to the Company's Form 8-K.
++ Previously filed with the Commission as an exhibit to the Company's Schedule
   14A, as amended, on July 8, 1997.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission and indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California on November 26, 1997.

                              MISSION WEST PROPERTIES


                              By:   /s/ Carl E. Berg
                                 -------------------------------------------
                                    Carl E. Berg
                                    Chief Executive Officer and President


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl E. Berg and Michael L. Knapp, or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his or her substitute, may do or choose to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated, effective November 26, 1997.

Signature                        Title
---------                        -----


/s/ Carl E. Berg
__________________________       Chief Executive Officer,
Carl E. Berg                     President, Director


/s/ Michael L. Knapp
__________________________       Chief Financial Officer,
Michael L. Knapp                 Secretary, Director


/s/ Michael Orosky
__________________________       Director
Michael Orosky


/s/ Roger Kirk
__________________________       Director
Roger Kirk


/s/ Keith Cocita
__________________________       Director
Keith Cocita

                                 EXHIBIT INDEX


Exhibit Number                  Description
--------------                  -----------

    3.1 Amended Restated Articles of Incorporation filed November 10, 1997

    3.2.1*        Bylaws, as amended

    3.2.2 Certificate of Amendment to Bylaws, effective as of August 5, 1997

    5.1           Opinion of Counsel as to legality of Common Stock

   10.1**         1997 Stock Option Plan

   10.2+ Voting Rights Agreement, dated August 4, 1997, by and among Berg & Berg Enterprises and certain purchasers of the Company's Common Stock

   10.3 Voting Rights Agreement, dated November 12, 1997, by and among Berg & Berg Enterprises and certain purchasers of the Company's Common Stock

   23.1           Consent of Independent Accountants

   23.2 Consent of Counsel (included in the opinion filed as Exhibit 5.1 to this Registration Statement

   24.1 Power of Attorney (included in the signature page to this Registration Statement)

   99.1**         Stock Purchase Agreement dated as of November 12,
                  1997 by and among the Company and the purchasers named therein

   99.2++ Stock Purchase Agreement dated as of May 27, 1997, as amended July 2, 1997 by and among the Company and the purchasers named therein

   99.3           Updated Selected Consolidated Financial Data

* Previously filed with the Commission on May 17, 1991 as an exhibit to the Company's Registration Statement (Registration #33-40664).
** Previously filed with the Commission as an exhibit to the Company's Schedule
   14A filed on October 21, 1997.
+ Previously filed with the Commission as an exhibit to the Company's Form 8-K filed on September 17, 1997.
++ Previously filed with the Commission as an exhibit to the Company's Schedule
   14A, as amended, on July 8, 1997.